UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15 (d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported) July 12, 2006
ADVENTRX Pharmaceuticals, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-15803 (Commission File Number)	84-1318182 (IRS Employer Identification No.)
6725 Mesa Ridge Road, Suite 100
San Diego, California 92121
(Address of principal executive offices) (Zip Code)
(858) 552-0866
(Company’s telephone number, including area code)
N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.
Item 9.01 Financial Statements And Exhibits.
SIGNATURES
Exhibit Index
EXHIBIT 99.1
EXHIBIT 99.2

Item 8.01 Other Events.
On July 12, 2006, ADVENTRX Pharmaceuticals, Inc. (the “Company”) notified holders of certain of its outstanding redeemable warrants (the “Warrants”) to purchase shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), that the Company will redeem the Warrants on Thursday, July 21, 2006, unless holders of such Warrants exercise the Warrants to purchase the underlying share of Common Stock by the close of business on July 21, 2006.
The Warrants may be redeemed if the average closing price of the Common Stock for 20 consecutive trading days prior to the date of the Company’s notice of redemption is at least $4.75 per share. The average closing price for the shares of the Common Stock for the 20 consecutive trading day period ended April 26, 2006 was $4.93.
There are currently (i) 36 holders of Warrants to purchase an aggregate of 1,319,795 shares of Common Stock exercisable for $2.375 per share (the “A-2 Warrants”).
In the event all of the Warrants are fully exercised, the Company will issue an aggregate of 1,319,795 shares and will receive aggregate proceeds of $3,134,513. In the event the Company redeems all of the Warrants, the Company will expend a total of $1,320. The Company anticipates using the proceeds from the exercise of Warrants for research and development and clinical trials, and for general corporate purposes.
Pursuant to the terms of an agreement we entered into with Burnham Hill Partners, a division of Pali Capital, Inc., in March 2004, we are obligated to pay a 4% cash commission on each cash exercise of warrants issued in a financing that we consummated in April 2004. In accordance with this obligation, we anticipate that in the event that all of the Warrants are fully exercised by July 21, 2006 we would owe Burnham Hill Partners approximately $125,380.53. No other commission or other remuneration will be paid or given directly or indirectly in connection with these warrant exercises.
On July 12, 2006 the Company issued the press release attached to this report as Exhibit 99.1.
Item 9.01 Financial Statements And Exhibits.
(c)	Exhibits.
99.1	Notice of Redemption to holders of A-2 Warrants.

99.2	Press Release of the Company dated July 12, 2006

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADVENTRX Pharmaceuticals, Inc.
July 12, 2006	By:	/s/ Evan M. Levine
		Name:	Evan M. Levine
		Title:	President & CEO

Exhibit Index

Exhibit No.	Description
99.1	Notice of Redemption to holders of A-2 Warrants.
99.2	Press Release of the Company dated July 12, 2006